ARTICLES OF INCORPORATION

OF

APPLIED UV, INC.

ARTICLE I

The name of this corporation is Applied UV, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Nevada is 701 South Carson Street, Suite 200, Carson City, NV 89701. The registered agent of the corporation in the State of Nevada at such address is Vcorp Agent Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes, as amended (the “NRS”).

ARTICLE IV

Section 1. Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred Fifty One Million (190,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated as “Common Stock” and “Preferred Stock.” The Corporation shall be authorized to issue One Hundred Seventy Million (170,000,000) shares of Common Stock, each share to have a par value of $0.0001 per share, and Twenty Million (20,000,000) shares of Preferred Stock, each share to have a par value of $0.0001 per share.

Section 2. Common Stock. The Board of Directors of the Corporation (the “Board of Directors”) may authorize the issuance of shares of Common Stock from time to time. The Corporation may reissue shares of Common Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law.

Section 3. Preferred Stock. The Board of Directors may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. The Corporation may reissue shares of Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series as may be permitted by the NRS, including, without limitation, dividend rights (and whether dividends are cumulative) conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding and other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares as are permitted by law, all as may be stated in such resolution.

Section 4. Dividends and Distributions. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefore.

Section 5. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

ARTICLE V

Meetings of shareholders may be held within or without the State of Nevada, as the bylaws of the Corporation (the “Bylaws”) may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE VI

The number of directors of the Corporation shall be fixed from time to time by or in the manner provided in the Bylaws or amendment thereof duly adopted by the Board of Directors or by the shareholders of the Corporation. Newly created dictatorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by not less than a majority of the Directors then in office, although less than a quorum.

Any director so chosen shall hold office until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

No action, which has not been previously approved by the Board of Directors, shall be taken by the shareholders except at an annual meeting or a special meeting of the shareholders. Any action required to be taken at any annual or special meeting of the shareholders of the Corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

ARTICLE VIII

In furtherance of, and not in limitation of, the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the shareholders; provided that any Bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the shareholders.

ARTICLE IX

Unless otherwise provided by law, a director or officer is not individually liable to the Corporation or its shareholders or creditors for any damages as a result of any act or failure to act in his individual capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud, or a knowing violation of law. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the NRS as so amended from time to time. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE X

Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director or officer of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. The right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase or maintain insurance on behalf of any person who is or was a director or officer of the corporation or who is serving at the request of the corporation as an officer, director or representative of any other entity or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

Any repeal or modification of the above provisions of this Article X, approved by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between the above indemnification provisions, and any other Article of the Articles, the terms and provisions of this Article X shall control.

ARTICLE XI

No contract or other transaction of the corporation with any other person, firm or corporation, or in which this corporation is interested, shall be affected or invalidated by: (i) the fact that any one or more of the directors or officers of the corporation is interested in or is a director or officer of such other firm or corporation; or, (ii) the fact that any director or officer of the corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction, so long as the contract or transaction is authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein, to which such fact of relationship or interest has been disclosed, or the contract or transaction has been approved or ratified by vote or written consent of the shareholders entitled to vote, to whom such fact of relationship or interest has been disclosed, or so long as the contract or transaction is fair and reasonable to the corporation. Each person who may become a director or officer of the corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the corporation for the benefit of himself or any firm or corporation in which he may in any way be interested.

ARTICLE XII

The Bylaws shall be adopted by the Board of Directors. The power to alter, amend, or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors, but the shareholders of the Corporation may also alter, amend, or repeal the Bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the laws of the State of Nevada now or hereafter existing. The Corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these articles of incorporation from time to time in accordance with the laws of the State of Nevada, and all rights conferred on shareholders herein are granted subject to this reservation.

ARTICLE XIII

The name and mailing address of the sole incorporator is Max Munn, 150 N. MacQuesten Parkway, Mount Vernon, NY 10550.

[Signature Page Follows]

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IN WITNESS WHEREOF, Applied UV, Inc. has caused this Articles of Incorporation to be signed by the Sole Incorporator on this 28th day of August, 2023.

/s/ Max Mun
Max Munn, Chief Executive Officer

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